CHINA ENERGY RECOVERY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCED SHEET
FOR THE YEAR ENDED DECEMBER 31, 2007
(UNAUDITED)

ASSETS

	Poise Profit	China Energy
	International	Recovery	Pro Forma		Pro Forma
	Limited	Inc.	Adjustments		As Adjusted
CURRENT ASSETS:
Cash	$395,265	$1,427	$(1,427)	(1)	$395,265
Accounts receivable, NET	577,005	-	-		577,005
Accounts receivable - related parties	572,036	-	-		572,036
Notes receivable	351,799	-	-		351,799
Inventories	5,262,329	-	-		5,262,329
Costs and estimated earnings in excess of billings	1,155,909	-	-		1,155,909
Other receivables	37,852	-	-		37,852
Advances on inventory purchases	1,995,345	-	-		1,995,345
Deferred acquisition costs	-	91,592	(91,592)	(1)	-
Deposit for acquisition	-	225,000	(225,000)	(1)	-
Total current assets	10,347,540	318,019	(318,019)		10,347,540

PLANT AND EQUIPMENT, net	649,392	-	-		649,392

OTHER ASSETS:
Long term accounts receivable	588,433	-	-		588,433
Due from shareholder	463,663	-	-		463,663
Total assets	$12,049,028	$318,019	$(318,019)		$12,049,028

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,196,508	$383,477	$(383,477)	(1)	$2,196,508
Other payables	275,591	-	-		275,591
Other payables - related parties	60,819	-	-		60,819
Accrued liabilities	27,850	-	-		27,850
Customer deposits	8,052,570	-	-		8,052,570
Taxes payable	719,132	-	-		719,132
Deferred revenue	930,546	-	-		930,546
Liabilities to be settled in equity	-	41,717	(41,717)	(1)	-
Shareholder advances	-	25,124	(25,124)	(1)	-
Convertible debt	-	250,000	(250,000)	(1)	-
Total current liabilities	12,263,016	700,318	(700,318)		12,263,016

COMMITMENTS AND CONTINGENCIES	-	-	-		-

SHAREHOLDERS' EQUITY:
Common stock	1,000	5,990	40,514	(2)	47,504
Paid-in-capital	1,102,300	632,232	(678,736)	(2)	1,055,796
Contribution receivables	(1,000)	-	-		(1,000)
Accumulated deficits	(1,480,921)	(1,020,521)	1,020,521	(1)	(1,480,921)
Statutory reserves	204,758	-	-		204,758
Accumulated other comprehensive loss	(40,125)	-	-		(40,125)
Total shareholders' equity	(213,988)	(382,299)	382,299		(213,988)
Total liabilities and shareholders' equity	$12,049,028	$318,019	$(318,019)		$12,049,028

(1)	In connection with the Share Exchange Agreement, the company entered into and closed an Asset Purchase Agreement with MMA Acquisition Company

(2)
On January 24, 2008, the Company entered into a Share Exchange Agreement with Poise Profit International, Ltd. Pursuant to the agreement, the Company agreed to acquire all of the issued and outstanding shares of Poise Profit International, Ltd's common stock in exchange for the issuance of 41,514,179 shares of common stock

CHINA ENERGY RECOVERY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Poise Profit	China Energy
	International	Recovery	Pro Forma	Pro Forma
	Limited	Inc.	Adjustments	As Adjusted

REVENUES	11,846,892	-	-	11,846,892

COST OF SALES	9,718,424	-	-	9,718,424

GROSS PROFIT	2,128,468	-	-	2,128,468

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,365,321	302,731	-	1,668,052

INCOME (LOSS) FROM OPERATIONS	763,147	(302,731)	-	460,416

OTHER (EXPENSE) INCOME, NET	(31,187)	(73,876)	-	(105,063)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	731,960	(376,607)	-	355,353

PROVISION FOR INCOME TAXES	91,041	-	-	91,041

NET INCOME	640,919	(376,607)	-	264,312

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(201,560)	-		(201,560)

COMPREHENSIVE INCOME	$439,359	$(376,607)	$-	62,752